Exhibit 10.17

February 27, 2007

Personal and confidential

Mr. Ronald Greenberg

24 Fifth Avenue, Apt. 301

New York, NY 10011

Re: Offer of employment

Dear Ron,

It is with great pleasure that we offer you the position of Chief Marketing Officer and Senior Vice President Entertainment at TouchTunes Music Corporation. Your starting date will be Thursday, March 1, 2007 and you will be directly reporting to Art Matin, CEO. Your work location will be at our New York office.

TouchTunes Music Corporation (TouchTunes) offers the following working conditions:

•	A basic yearly salary of $275,000 USD;

•

You are entitled to receive a bonus up to 50% of your base salary paid on an annual basis. This bonus will be measured on the achievement of your objectives which will be established by the CEO, reviewed and approved by Compensation Committee of the Board of Directors;

•	You will be granted 1,100,000 stock options. Options shall vest over a four-year period of which 25% will vest after 12 months and then 1/48th on a monthly basis for the remaining 36 months;

•	Upon hire, you will receive a signing bonus in the amount of $25,000 USD;

•	You will be entitled to four (4) weeks vacation annually, in addition to the standard statutory holidays;

•	You will be eligible to the TouchTunes Music Corporation employee benefits plan which includes medical, dental, vision, life and disability;

•	You will be eligible to contribute to the TouchTunes 401(K) Retirement Plan to which you may contribute a fixed percentage or dollar amount of your earnings.

•

In regards to a termination of employment without cause, after 6 months of employment you will be entitled upon termination to a severance pay of 90 days. This applies whether the termination action was initiated by the company or by you.

For your part you agree to the following terms:

•	To work full time at TouchTunes Music Corporation;

3 Commerce Place, 4th Floor

Nun’s Island (Montreal), Quebec H3E 1H7

Tel: 514-762-6244    Fax: 514-762-4292

•	To sign a confidentiality agreement;

•	Prior to taking part in other major activities TouchTunes Music Corporation must be informed

•	To respect the code of ethics generally recognized by the business community;

•	To acknowledge that the research and development results and the products marketed by TouchTunes Music Corporation are the property of TouchTunes Music Corporation; and

•	A four weeks notice of departure in the event of voluntary separation.

Please sign the following document in acceptance of the offer of employment and of the conditions stipulated above.

Please be assured that we are very proud to have you join the TouchTunes Music Corporation team and look forward to working with you.

Sincerely yours,

/s/ Art Matin
Art Matin
President & CEO

Signed in duplicate

/s/ Ron Greenberg	4/4/07
Ron Greenberg	Date

3 Commerce Place, 4th Floor

Nun’s Island (Montreal), Quebec H3E 1H7

Tel: 514-762-6244    Fax: 514-762-6483

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